Exhibit 8.1

780 NORTH WATER STREET MILWAUKEE, WI 53202-3590 TEL 414-273-3500 FAX 414-273-5198 www.gklaw.com GODFREY & KAHN, S.C. MILWAUKEE APPLETON GREEN BAY WAUKESHA LAFOLLETTE GODFREY & KAHN MADISON

January 17, 2006

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

RE:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Marshall & Ilsley Corporation, a Wisconsin corporation (the “Corporation”), in connection with the preparation and execution of the Agreement and Plan of Merger (the “Agreement”), dated as of December 21, 2005, by and between the Corporation and Trustcorp Financial, Inc. (the “Seller”). The Agreement provides for the merger of the Seller with and into the Corporation (the “Merger”).

At your request, we have examined the form of Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, including the Proxy Statement/Prospectus that forms a part thereof (the “Registration Statement”), in connection with the issuance of shares of Corporation common stock and cash to the stockholders of the Seller in exchange for their shares of Seller common stock in the Merger.

You have requested our opinion regarding the federal income tax matters described in the Registration Statement under the section “The Merger—Material United States Federal Income Tax Consequences.”

In rendering this opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Agreement and the Registration Statement, and have assumed that the Merger will be consummated in accordance with the Agreement and without breach or waiver of any material provision thereof. We have also assumed the authenticity of original documents submitted to us, the conformity to the

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Marshall & Ilsley Corporation

January 17, 2006

originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, the discussion in the Registration Statement under the section “The Merger—Material United States Federal Income Tax Consequences” constitutes our opinion as to the material United States federal income tax consequences of the Merger to holders of shares of Seller common stock who exchange their shares of Seller common stock for shares of Corporation common stock and cash in the Merger described in the Registration Statement, subject to the assumptions and limitations discussed therein.

This opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the transactions described in the Registration Statement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the section “The Merger—Material United States Federal Income Tax Consequences” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.